NationsBank Corporation and Subsidiaries                         Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
(Dollars in Millions)
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

                                                     Nine Months                         Year Ended December 31
                                                      Ended
                                                 September 30, 1996  1995        1994          1993           1992         1991

Excluding Interest on Deposits

Income before taxes ...........................  $    2,676    $     2,991   $     2,555   $      1,991   $     1,396    $      109

Equity in undistributed earnings
  of unconsolidated subsidiaries ..............         (12)            (7)           (3)            (5)           (1)           (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ..................       3,156          4,480         2,896          1,421           916         1,291
     Amortization of debt discount and
       appropriate issuance costs .............          15             12             8              6             3             2
     1/3 of net rent expense ..................          94            125           114             96            91            82
                                                 -----------------------------------------------------------------------------------
        Total fixed charges ...................       3,265          4,617         3,018          1,523         1,010         1,375

Preferred dividend requirements ...............          17             13            15             16            29            31

Earnings (excluding capitalized interest) .....  $    5,929    $     7,601   $     5,570   $      3,509   $     2,398    $    1,471
                                                 ===================================================================================

Fixed charges .................................  $    3,282    $     4,630   $     3,033   $      1,539   $     1,039    $    1,406
                                                 ===================================================================================

Ratio of Earnings to Fixed Charges ............        1.81           1.64          1.84           2.28          2.31          1.05



Including Interest on Deposits

Income before taxes ...........................  $    2,676    $     2,991   $     2,555   $      1,991   $     1,396    $      109

Equity in undistributed earnings
  of unconsolidated subsidiaries ..............         (12)            (7)           (3)            (5)           (1)           (1)
                                                 -----------------------------------------------------------------------------------
Fixed charges:
Interest expense (including
  capitalized interest) .......................       5,684          7,761         5,310          3,570         3,688         5,611
Amortization of debt discount and
  appropriate issuance costs ..................          15             12             8              6             3             2
1/3 of net rent expense .......................          94            125           114             96            91            82
                                                 -----------------------------------------------------------------------------------
        Total fixed charges ...................       5,793          7,898         5,432          3,672         3,782         5,695

Preferred dividend requirements ...............          17             13            15             16            29            31

Earnings (excluding capitalized interest) .....  $    8,457    $    10,882   $     7,984   $      5,658   $     5,170    $    5,791
                                                 ===================================================================================

Fixed charges .................................  $    5,810    $     7,911   $     5,447   $      3,688   $     3,811    $    5,726
                                                 ===================================================================================

Ratio of Earnings to Fixed Charges ............        1.46           1.38          1.47           1.53          1.36          1.01


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